FOR IMMEDIATE RELEASE	NEWS
March 17, 2022	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc.
Reports Year End and Fourth Quarter 2021 Earnings

MIDLAND, Texas March 17, 2022- Natural Gas Services Group, Inc. (NYSE:NGS) (the "Company" or "NGS"), a leading provider of gas compression equipment and services to the natural gas and oil industry, announces its financial results for the three months and full year ended December 31, 2021. Financial results contained herein reflect the unaudited consolidated financial statements included in the Company's Form 10-K that will be filed on or about March 18, 2022.

2021 Highlights

•NGS generated strong cash flow in 2021
◦The Company's cash balance as of December 31, 2021 was $22.9 million, a decrease from $28.9 million on December 31, 2020, a result of our capital expenditure program of $25.7 million and our stock repurchase program.
◦Full-year cash flow from operating activities was $28.5 million, a decrease of approximately 13% when compared to $32.6 million in 2020. This decrease was primarily driven by increased mobilization and commissioning expenses driven by newly set units and increased repair and maintenance costs.
•Rental fleet utilization increased on both a horsepower (71.2% at year-end 2021 vs. 65.6% at year-end 2020) and unit basis (62.0% at year-end 2021 vs. 57.3% at year-end 2020).
•2021 rental revenue was $63.6 million, an increase of 4.6% when compared to 2020 rental revenue of $60.8 million.
•GAAP net loss for the year ended December 31, 2021 was $9.2 million or $(0.70) per basic and diluted share, a decrease of $11.0 million or $(0.84) per basic and diluted share, primarily due to increased commissioning and operating expenses as well as non-cash charges.
•Adjusted EBITDA for the year ended December 31, 2021 was $18.7 million compared to 2020 Adjusted EBITDA of $24.9 million. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.
•During 2021, the Company repurchased 737,405 shares, approximately 5.6% of our shares outstanding, for approximately $7.9 million.

“Natural Gas Services Group experienced a steady increase in activity in 2021 as the deployment of new compression units grew throughout the year," said Stephen C. Taylor, Chairman, President and Chief Executive Officer. "That growth resulted in a 6% increase in total revenue and a 5% increase in rental revenues but also resulted in higher mobilization, commissioning and start-up costs which had an impact on our annual margins and income. New equipment installations (and associated expenses), the majority of which were large horsepower units, accelerated throughout the year; in total we installed 46,750 horsepower in 2021, approximately 16% of our total utilized horsepower at year-end. Increased maintenance costs, which we believe should moderate in the coming year, and fleet retirements (a non-cash expense) also had an impact on our earnings. Overall, the growth in installed horsepower and utilization should contribute meaningfully to continued growth in the coming year."

Financial and Operating Details for the Three and Twelve Months Ended December 31, 2021

Revenue: Total revenue increased by 6.4% to $72.4 million for the year ended December 31, 2021 compared to $68.1 million for year ended in December 31, 2020. This increase was primarily due to a 4.6% increase in rental revenue to $63.6 million from $60.8 million during the same periods. In addition, sales revenues increased by 21.7% to $6.9 million in 2021 compared to $5.7 million in 2020. Total revenues increased 6.1% to $18.0 million for the three months ended December 31, 2021 from $17.0 million for the three months ended December 31, 2020. This increase was primarily related to a $1.7 million increase in rental revenues driven by new-set activity. Total revenues decreased 1.2% to $18.0 million for the three months ended December 31, 2021 from $18.2 million for the three months ended September 30, 2021. This decrease was primarily related to a $0.3 million decrease in sales of parts and rebuilds.

Operating Loss: The Company posted an operating loss for the year ended December 31, 2021 of $12.4 million, compared to an operating loss of $3.6 million for the year ended December 31, 2020. This increase in operating loss is primarily due to an $8.1 million increase in costs of rentals, including non-cash charges. As noted above, the company experienced a high level of new-set activity during the year. Upon initial installation, these units require oil, anti-freeze and other start-up materials and labor in addition to normal operating expenses. In many cases, especially with large horsepower units, these mobilization, commissioning and start-up costs exceeded initial revenue. In addition, we experienced higher than normal repair and maintenance needs for our rental fleet during the year, a result of one-time maintenance requirements as well as maintenance that had been deferred from the prior year due to customer requests, staffing and COVID-19 concerns. Increased labor and hiring costs in addition to the onset of inflationary pressures also drove costs higher. Finally, our operating loss included a charge of $3.1 million for the non-cash retirement of rental equipment and $208,000 in parts obsolescence charges. We annually review our rental fleet to determine which units are no longer of the type, configuration, make or model that our customers are demanding or that are not cost efficient to refurbish, maintain and/or operate. As a result of this review, we determined 263 units should be retired from our rental fleet. The operating loss for the three months ended December 31, 2021 was $8.2 million compared to $2.2 million for the three months ended December 31, 2020. The increase in the fourth quarter operating loss was primarily driven by a $4.4 million increase in costs of rentals, a $2.8 million increase in non-cash retirement of rental equipment charges and a $0.8 million higher loss on sales, partially offset by higher revenues. Sequentially, total operating losses for the three months ended December 31, 2021 increased by $6.6 million from $1.6 million for the three months ended September 30, 2021.

Gross Margins: Total gross margins decreased to $2.3 million for the year ended December 31, 2021 from $8.0 million for the year ended December 31, 2020. Total adjusted gross margin, exclusive of depreciation, for the year ended December 31, 2021, decreased $5.6 million to $27.1 million from $32.6 million for the same period ended December 31, 2020. Total gross margins decreased $3.5 million to $(1.9) million for the three months ended December 31, 2021 from $1.6 million for the three months ended December 31, 2020. Total adjusted gross margin, exclusive of depreciation, for the three months ended December 31, 2021, decreased $3.5 million to $4.3 million from $7.8 million for the three months ended December 31, 2020. Sequentially, total gross margins decreased to $(1.9) million for the three months ended December 31, 2021 from $1.3 million for the three months ended September 30, 2021. Total adjusted gross margins decreased $3.2 million to $4.3 million from $7.5 million for the three months ended September 30, 2021. All of these declines are primarily attributable to increased costs of rental mobilization, commissioning, start-up and maintenance costs. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Net Income (Loss): The Company reported a net loss of $9.2 million for the year ended December 31, 2021 compared to net income of $1.8 million for the year ended December 31, 2020. The increase in 2021 annual net loss, when compared to the full year 2020 results, is primarily due to our increased operating loss, as discussed above, and a decrease in income tax benefit of $2.2 million. For the three months ended December 31, 2021, the Company reported a net loss of $5.6 million compared to a net loss of $1.9 million for the three months ended December 31, 2020. The increased net loss was primarily attributable to an increased operating loss, as discussed above. Sequentially, the Company's net loss increased $4.4 million primarily due to increased operating losses as well as non-cash charges of $3.1 million and $208,000 for retirement of rental equipment and inventory allowance write-downs, respectively.

Earnings per share: For the year ended December 31, 2021, the Company reported loss per basic and diluted share of $0.70, compared to income per basic and diluted share of $0.14 for the year ended December 31, 2020. For the three months ended December 31, 2021, the Company reported net loss per basic and diluted share of $0.42 compared to a net loss per basic and diluted share of $0.14 for the three months ended December 31, 2020 and $0.04 for the three months ended September 30, 2021. When adjusting for non-cash charges related to rental equipment retirements and inventory obsolescence, the Company reported adjusted loss per basic and diluted share of $0.45 and $0.18 for the year and three months ended December 31, 2021, respectively.

Adjusted EBITDA: Adjusted EBITDA decreased $6.2 million to $18.7 million for the year ended December 31, 2021 compared to $24.9 million for the year ended December 31, 2020. This reduction was primarily attributed to decreased rental adjusted gross margin. Adjusted EBITDA decreased to $2.3 million for the three months ended December 31, 2021, as compared to $5.4 million for the three months ended December 31, 2020 due to a decrease in rental adjusted gross margin. Sequentially, Adjusted EBITDA decreased $3.0 million from $5.4 million for the three months ended September 30, 2021 due primarily to decreased rental adjusted gross margin. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At December 31, 2021, cash and cash equivalents were approximately $22.9 million, while working capital was $44.8 million with no outstanding bank borrowings. Cash flow from operating activities was $28.5 million for the year ended December 31, 2021, while cash flow used in investing activities (consisting of our capital expenditures) was $25.7 million during 2021. Cash flow used in financing activities was $8.8 million for the year ended December 31, 2021 which included $7.9 million of common stock repurchases.

Selected data: The tables below show, for the three months and year ended December 31, 2021 and 2020 revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue
	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
	(in thousands)
Rental	$16,475	91%	$14,734	87%	$63,624	88%	$60,826	90%
Sales	1,126	7%	1,663	10%	6,882	9%	5,657	8%
Service & Maintenance	428	2%	598	3%	1,914	3%	1,572	2%
Total	$18,029		$16,995		$72,420		$68,055

	Gross Margin
	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
	(in thousands)
Rental	$(1,241)	(8)%	$1,417	10%	$2,563	4%	$8,065	13%
Sales	(817)	(73)%	(22)	(1)%	(1,228)	(18)%	(835)	(15)%
Service & Maintenance	145	34%	231	39%	967	51%	816	52%
Total	$(1,913)	(11)%	$1,626	10%	$2,302	3%	$8,046	12%

	Adjusted Gross Margin (1)
	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
	(in thousands)
Rental	$4,902	30%	$7,514	51%	$26,986	42%	$32,320	53%
Sales	(748)	(66)%	48	3%	(947)	(14)%	(554)	(10)%
Service & Maintenance	155	36%	247	41%	1,016	53%	858	55%
Total	$4,309	24%	$7,809	46%	$27,055	37%	$32,624	48%

(1)    For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance GAAP, please read "Non-GAAP Financial Measures - Adjusted Gross Margin" below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2021	2020	2021	2020
Total revenue	$18,029	$16,995	$72,420	$68,055
Costs of revenue, exclusive of depreciation and amortization	(13,720)	(9,186)	(45,365)	(35,431)
Depreciation allocable to costs of revenue	(6,222)	(6,183)	(24,753)	(24,578)
Gross margin	(1,913)	1,626	2,302	8,046
Depreciation allocable to costs of revenue	6,222	6,183	24,753	24,578
Adjusted Gross Margin	$4,309	$7,809	$27,055	$32,624

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, impairment of goodwill, an increase in inventory allowance and write-off and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net (loss) income.

The following table reconciles our net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2021	2020	2021	2020
Net income (loss)	$(5,614)	$(1,877)	$(9,183)	$1,808
Interest expense	25	1	65	14
Income tax expense (benefit)	(2,178)	(139)	(2,603)	(4,792)
Depreciation and amortization	6,387	6,339	25,397	25,198
Impairment of goodwill	—	—	—	—
Inventory allowance	208	184	208	184
Retirement of rental equipment	3,096	291	3,096	291
Non-cash stock compensation expense	422	567	1,738	2,195
Adjusted EBITDA	$2,346	$5,366	$18,718	$24,898

Conference Call Details:

Teleconference: Thursday, March 17, 2022 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months and year ended December 31, 2021.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations and social initiatives which could require NGS to make significant capital expenditures or reduce our customers' demand for our products and services. Any forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$22,942	$28,925
Trade accounts receivable, net of allowance for doubtful accounts of $1,129 and $1,161, respectively	10,389	11,884
Inventory	19,329	19,926
Federal income tax receivable	11,538	11,538
Prepaid income taxes	51	66
Prepaid expenses and other	854	379
Total current assets	65,103	72,718
Long-Term Inventory, net of allowance for obsolescence of $64 and $221, respectively	1,582	1,065
Rental equipment, net of accumulated depreciation of $172,563 and $175,802, respectively	206,985	207,585
Property and equipment, net of accumulated depreciation of $15,784 and $13,916, respectively	20,828	21,749
Right of use assets - operating leases, net of accumulated amortization $555 and $356, respectively	285	483
Intangibles, net of accumulated amortization of $2,134 and $2,008, respectively	1,025	1,151
Other assets	2,698	2,050
Total assets	$298,506	$306,801
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,795	$2,373
Accrued liabilities	14,103	6,770
Line of credit	—	417
Current operating leases	68	198
Deferred income	1,312	1,103
Total current liabilities	20,278	10,861
Deferred income tax liability	39,288	41,890
Long-term operating leases	217	285
Other long-term liabilities	2,813	2,221
Total liabilities	62,596	55,257
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,394 and 13,296 shares issued, respectively	134	133
Additional paid-in capital	114,017	112,615
Retained earnings	130,103	139,286
Treasury shares, at cost, 775 and 38 shares, respectively	(8,344)	(490)
Total stockholders' equity	235,910	251,544
Total liabilities and stockholders' equity	$298,506	$306,801

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
	For the Years Ended December 31,
	2021	2020
Revenue:
Rental income	$63,624	$60,826
Sales	6,882	5,657
Service and maintenance income	1,914	1,572
Total revenue	72,420	68,055
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	36,638	28,506
Cost of sales, exclusive of depreciation stated separately below	7,829	6,211
Cost of service and maintenance, exclusive of depreciation stated separately below	898	714
Selling, general and administrative expenses	10,762	10,550
Depreciation and amortization	25,397	25,198
Impairment of goodwill	—	—
Inventory allowance	208	184
Retirement of rental equipment	3,096	291
Total operating costs and expenses	84,828	71,654
Operating loss	(12,408)	(3,599)
Other income (expense):
Interest expense	(65)	(14)
Other income	687	629
Total other income, net	622	615
Loss before income taxes:	(11,786)	(2,984)
(Provision for) benefit from income taxes:
Current	1	15,438
Deferred	2,602	(10,646)
Total income tax benefit	2,603	4,792
Net income (loss)	$(9,183)	$1,808
Earnings (loss) per share:
Basic	$(0.70)	$0.14
Diluted	$(0.70)	$0.14
Weighted average shares outstanding:
Basic	13,100	13,224
Diluted	13,100	13,261

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, except per share amounts) (unaudited)
	For the Years Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(9,183)	$1,808
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	25,397	25,198
Amortization of debt issuance costs	31	—
Deferred taxes	(2,602)	10,646
Gain on disposal of assets	(182)	(284)
Retirement of rental equipment	3,096	291
Bad debt allowance	65	329
Inventory allowance	208	184
Stock-based compensation	1,738	2,195
Gain on company owned life insurance	(298)	(168)
Changes in operating assets and liabilities:
Trade accounts receivables	1,430	(3,107)
Inventory	(1,277)	1,033
Prepaid income taxes and prepaid expenses	(460)	(11,346)
Accounts payable and accrued liabilities	9,756	4,880
Deferred income	208	463
Other	600	527
NET CASH PROVIDED BY OPERATING ACTIVITIES	28,527	32,649
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(25,710)	(15,257)
Purchase of company owned life insurance	(150)	(296)
Proceeds from sale of property and equipment	195	394
NET CASH USED IN INVESTING ACTIVITIES	(25,665)	(15,159)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of other long-term liabilities	(1)	(5)
Repayments of line of credit, net	(417)	—
Payments of debt issuance costs	(237)	—
Purchase of treasury shares	(7,854)	—
Taxes paid related to net share settlement of equity awards	(336)	(152)
NET CASH USED IN FINANCING ACTIVITIES	(8,845)	(157)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(5,983)	17,333
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,925	11,592
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$22,942	$28,925
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$30	$14
Income taxes paid	$—	$105
NON-CASH TRANSACTIONS
Right of use asset acquired through an operating lease	$—	$77